Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

TOTAL Finance USA, Inc. Employee Savings Plan:

We consent to the incorporation by reference in the Registration Statement (333-13214) on Form S-8 of TOTAL S.A. of our report dated June 27, 2014, with respect to the statement of net assets available for benefits of TOTAL Finance USA, Inc. Employee Savings Plan, as of December 31, 2013, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2014 Annual Report on Form 11-K of TOTAL Finance USA, Inc. Employee Savings Plan.

/s/ KPMG LLP
KPMG LLP
Houston, Texas

June 26, 2015